UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2008

DOCUMENT SECURITY SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

New York	1-32146	16-1229730
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

First Federal Plaza, Suite 1525 28 East Main Street Rochester, NY	14614
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (585) 325-3610

Not Applicable

(Former name or former address, if changed since last report.)

  Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry in Material Definitive Agreement

On November 6, 2008, Secuprint Inc., a wholly owned subsidiary of Document Security Systems, Inc., entered into an Asset Purchase Agreement with DPI of Rochester, LLC (“DPI”), James Stanley and Matthew Kellman to acquire the assets of DPI, which agreement is subject to court approval in DPI’s pending Chapter 11 bankruptcy case. DPI is a full service digital and commercial offset printer located in Rochester, New York with approximately $7.6 million in annual sales in 2007. The estimated purchase price is $1,000,000 plus the assumption of certain equipment leases. The Company may provide debtor-in-possession financing, subject to United States Bankruptcy Court approval, to DPI during its Chapter 11 reorganization process to prevent any disruption of service to DPI’s customers. The purchase of assets is expected to be completed in the quarter ending December 31, 2008 and is subject to the United States Bankruptcy Court approval and an opportunity for other parties to overbid Secuprint for DPI’s assets. The obligations under the agreement are conditioned upon the negotiation of certain real and personal property leases, the approval of the bankruptcy court, and other matters. There can be no assurance that the transaction contemplated by the asset purchase agreement will be approved by the Bankruptcy Court, or that the other conditions to closing will be met. Upon court approval of the transaction, the purchase price, once known, will be allocated to the assets acquired based on their respective fair values.

The foregoing summary of the Agreement is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.01 to this report and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Document
10.1	Asset Purchase Agreement, dated as of November 6, 2008, among Secuprint Inc., DPI of Rochester, LLC, James Stanley and Matthew Kellman.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOCUMENT SECURITY SYSTEMS, INC.

Dated: November 12, 2008	By:	/s/ Patrick White
Patrick White
Chief Executive Officer

EXHIBIT INDEX
Exhibit No.	Document
10.1	Asset Purchase Agreement, dated as of November 6, 2008, among Secuprint Inc., DPI of Rochester, LLC, James Stanley and Matthew Kellman.